112 West 34th Street New York, NY 10120

March 29, 2013

Michael J. Cunningham
21 Bridge Road
Nanuet, New York 10954

Dear Michael:

The purpose of this letter (this "Agreement") is to confirm the terms by which you will be engaged by Aeropostale, Inc. (the "Company") as a consultant following your retirement as its President. The key terms of your engagement are as follows:

1.     Term and Termination. Your retirement as President and the consulting engagement under this letter agreement shall become effective on March 29, 2013 (the "Effective Date"), and your employment agreement with the Company effective as of December 1, 2010 (the "Employment Agreement") will terminate on the Effective Date. Except as expressly provided herein, as of the Effective Date, this Agreement shall replace and supersede the terms and conditions of the Employment Agreement.

The term of your engagement hereunder (the "Consulting Period") shall be one (1) year. The parties hereto may extend the term of the Consulting Period by mutual agreement at least sixty (60) days prior to the end of the Consulting Period. Notwithstanding the foregoing, the Company may terminate the Consulting Period at any time for Cause. For purposes of this Agreement, "Cause" will have the same meaning as set forth in the Employment Agreement.

2.    Services. You agree to provide transition, consulting and other related services to the Company, as may be requested from time to time by, and at the direction of, the Company's Chief Executive Officer ("CEO"). In this regard, you agree to consult with the CEO and other senior officers of the Company regarding (i) the Company's general corporate strategies, (ii) strategic initiatives and (iii) other related matters as requested by CEO, from time to time. You agree to make yourself reasonably available as requested by the Company's CEO and to develop a mutually acceptable work schedule during the Consulting Period. You shall diligently and competently perform the services requested hereunder and use reasonable efforts in connection with the performance of such services. During the Consulting Period, you are expected to provide consulting services at a level equal to at least ten (10%) of the level of services provided by you as an employee of the Company.

The Company will reimburse you for reasonable and necessary business expenses incurred in the course of performing services hereunder in accordance with the Company's existing travel policy and business expense policies and procedures, subject to approval of such expenses by the CEO. Any reimbursement payable pursuant to this Paragraph 2 shall be paid as soon as administratively feasible upon your request.
3.    Compensation, Advisory Fee. The Company shall pay you an Advisory Fee at the rate of $300,000 per annum during the Consulting Period. The Advisory Fee shall be payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly).

4.    Administrative Support. The Company agrees that it will provide you with appropriate office space and administrative support while you are performing services for the Company at the Company's headquarters. During the Consulting Period, the Company agrees to provide you with reasonable technical support and the Company's help desk shall be available to provide technical assistance to you as reasonably requested. The Company further agrees to maintain your Company e-mail address during the Consulting Period.

5.    Work Product, Competitive Activities, Confidentiality. You acknowledge and agree that, during the Consulting Period, you will continue to be bound by and you will adhere to, the provisions set forth in Sections 5 and 6 of your Employment Agreement.

6.    Relationship. It is the intention of the parties to this Agreement, and the Company has determined, that, during the Consulting Period, you are to be an independent contractor and not an employee of the Company and nothing in this Agreement shall be construed to create an employment relationship between you and the Company following your retirement as President. As an independent contractor, you will not participate in any employee benefit plan or program. No amount will be deducted or withheld from the Company's payments to you under the Agreement for federal, state or local taxes and no FICA taxes will be payable by the Company on your behalf. You will be solely responsible for making appropriate filings and payments to the appropriate governmental taxing authorities, including payments of all income taxes and self employment taxes due on compensation received hereunder.

7.    Future Cooperation. In connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, you agree to make yourself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Any reimbursement payable pursuant to this Paragraph 7 shall be paid as soon as administratively feasible upon your request. Notwithstanding anything in this agreement to the contrary, you and the Company agree that the obligations imposed upon you under this Paragraph 7 shall survive the termination of your consultancy. In the event of any disputes between you and a third party or governmental agency concerning this agreement or the reasonable performance of your duties hereunder, the Company agrees to pay for related costs and reasonable attorneys fees incurred by you in connection with such dispute.

8.    Miscellaneous.
(a) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.
(b) Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by you and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.
(c) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties. Your rights or obligations under this Agreement shall bind and inure to your benefit and your heirs and personal representatives.
(d) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(e) Governing Law; Interpretation. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws doctrines. Any action, suit, proceeding, claim, dispute or controversy concerning this Agreement or the subject matter thereof shall be brought in the courts of the State of New York, in New York County, or in the federal courts of the United States within the State and County of New York, to the exclusive jurisdiction of which courts the parties hereto hereby agree. Any service of process in any such action, suit, proceeding, claim, dispute or controversy shall be by delivering the same or by mailing the same (by registered or certified mail, return receipt requested) to the relevant addresses set forth in Section 9 or to such other addresses as may have been designated in writing.
(f) Further Assurances. You and the Company each agree, at any time and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary and/or proper to carry out the provisions and/or intent of this Agreement.
(g) Severability. You and the Company each acknowledge and agree that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or of differing interpretations by a court of what is fair and reasonable, You and the Company stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.
(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single agreement.

AEROPOSTALE, INC.
/s/ Thomas P. Johnson
By: __________________
Thomas P. Johnson

Accepted this 29th day of March, 2013

/s/ Michael J. Cunningham

________________________________
Michael J. Cunningham